WILLIAM BLAIR FUNDS

WRITTEN INSTRUMENT AMENDING THE DECLARATION OF TRUST

JULY 24, 2014

The undersigned, being a majority of the Trustees of the William Blair Funds (the “Trust”), a Delaware statutory trust organized pursuant to a Declaration of Trust dated September 3, 1999 (the “Declaration of Trust”) do hereby amend the Declaration of Trust as follows:

WHEREAS, Section 6.2(b) of Article VI of the Declaration of Trust provides that at any time there are no shares outstanding of any particular series previously established and designated, the Trustees may abolish that series and the establishment and designation thereof;

WHEREAS, the Board of Trustees approved the redemption of all the outstanding shares of the Commodity Strategy Long/Short Fund (the “Fund”) at its June 26, 2014 meeting;

WHEREAS, as of the close of business on July 24, 2014, no shares of the Fund are outstanding; and

WHEREAS, the Board of Trustees wishes to abolish the Fund and the establishment and designation thereof, as provided in the Declaration of Trust.

This instrument shall constitute an amendment to the Declaration of Trust, in accordance with Section 9.3 of Article IX thereof, to abolish the Fund and the establishment and designation thereof. This amendment shall be effective as of the date written above.

IN WITNESS WHEREOF, the undersigned have signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Vann A. Avedisian Vann A. Avedisian	/s/ Donald L. Seeley Donald L. Seeley

/s/ Kathleen T. Barr Kathleen T. Barr	/s/ Michelle R. Seitz Michelle R. Seitz

/s/ Phillip O. Peterson Phillip O. Peterson	/s/ Thomas J. Skelly Thomas J. Skelly

/s/ Donald J. Reaves Donald J. Reaves	/s/ Richard W. Smirl Richard W. Smirl